Exhibit 99.1

Crumbs Bake Shop, Inc. Reports Second Quarter 2013 Financial Results

Company Updates 2013 Financial Outlook

New York, New York. August 8, 2013 – Crumbs Bake Shop, Inc. (“Crumbs”) (NASDAQ: CRMB), the largest cupcake specialty store chain in the U.S., today reported financial results for the second quarter ended June 30, 2013.

Highlights of the Second Quarter 2013 Compared to the Second Quarter 2012:

  Net sales increased 11.5% to $12.4 million from $11.1 million.
  Store operating weeks increased 38.2% to 916 from 663.
  Gross profit increased 6.2% to $6.7 million from $6.3 million.
  Net loss attributable to stockholders was $(2.8) million or $(0.23) per share compared to $(0.4) million or $(0.08) per share.
  Adjusted EBITDA1, a non GAAP measure, was $(2.1) million compared to $(0.5) million.

  See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Julian R. Geiger, President and Chief Executive Officer, said, “While we are not pleased with our performance, we remain focused on the initiatives and strategies that we have discussed in the past and which we still believe will be the vehicles that will ultimately change the trajectory and vitality of our business in the future.”

Second Quarter 2013 Financial Results

Net sales increased 11.5% to $12.4 million from $11.1 million in the second quarter of 2012. The increase was primarily attributable to $2.9 million in sales from the 32 stores not in the same store sales base offset by a $1.7 million decrease in sales from the 49 stores in the same store sales base. Same store sales represent the change in sales for stores after their 15th full calendar month of operation. Four stores moved into the same store sales base during the quarter itself. Store operating weeks increased 38.2% to 916 from 663 in the second quarter last year.

Cost of sales was $5.7 million compared to $4.8 million in the second quarter of 2012 and increased 270 basis points to 45.8% as a percentage of net sales. Gross profit increased 6.2% to $6.7 million from $6.3 million in the second quarter of last year.

Staff expenses were $4.1 million compared to $3.3 million in the second quarter of 2012 and increased 265 basis points to 32.9% as a percentage of net sales.

Occupancy expenses were $3.3 million compared to $2.4 million in the second quarter of last year and increased 480 basis points to 26.7% as a percentage of net sales.

General and administrative expenses were $1.0 million compared to $0.8 million in the second quarter of 2012 and increased 90 basis points to 8.5% as a percentage of net sales.

Adjusted EBITDA was $(2.1) million compared to $(.05) million in the second quarter of last year. See financial tables for a reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results.

Net loss attributable to the stockholders was $(2.7) million, or $(0.23) per basic and diluted share, compared to a net loss of $(0.4) million, or $(0.08) per basic and diluted share, last year. The weighted average number of common shares outstanding was 11.7 million in the second quarter of 2013 and 5.5 million in the second quarter of 2012.

Store Portfolio

In the first half of the year we have opened a total of 18 mall-based stores, including 10 in line stores and 8 kiosks. During the second quarter of 2013, Crumbs opened 7 mall-based stores and 3 kiosks in, or adjacent to, current trading areas.

The Company has also expressed its intention to close certain street-level stores in California, Connecticut, Illinois, Metropolitan New York City, and Washington D.C that management believes will be unable to reach acceptable levels of financial performance. Although none of those stores were closed during the second quarter, Crumbs has reached agreements and expects to close at least five stores in Connecticut, California, Illinois and Metropolitan New York City by the end of the year.

2013 Outlook

Based upon actual results through the first half of 2013 along with its revised outlook for the balance of the year, Crumbs is lowering its annual expectations to net sales of approximately $53 million from $57 million and adjusted EBITDA of approximately $(4.9) million from $(3.9) million. The Company’s updated sales projection reflects continued weakness at street-level stores that is being only partially offset by positive contributions from newer mall-based stores and kiosks. Any additional store closures would also further impact both sales and adjusted EBITDA.

See financial tables for a reconciliation of projected adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to projected GAAP results.

The Company has opened 21 mall-based stores and kiosks within its current geographic footprint in 2013 and anticipates opening one additional location by the end of the year.

Earnings Call

Crumbs will host an earnings call to discuss second quarter 2013 financial results today at 5:00 PM Eastern Time. Hosting the call will be Julian R. Geiger, President and Chief Executive Officer, and John D. Ireland, Senior VP of Finance, Chief Financial Officer and Treasurer.

The conference call can be accessed live over the phone by dialing 888-208-1812 or for international callers by dialing 719-325-2481. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 6013500. The replay will be available until August 22, 2013.

The call will also be webcast live from the Company’s Web site at www.crumbs.com under the Investor Relations section. An archived webcast will be available beginning approximately one hour after the end of the call.

About Crumbs Bake Shop, Inc.

The first Crumbs bake shop opened in March 2003 on the Upper West Side of Manhattan and is well known for its innovative and oversized gourmet cupcakes. The Company currently has 78 locations in 12 states and the District of Columbia.

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Forward Looking Statements

Some of the statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “aim,” “will” and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current views concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items that form the basis for management’s plans and assumptions are not realized; the risk of disruption from being a public company, making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; the timing of and ability to achieve profitability of new stores; the inability to manage or fund rapid growth; requirements or changes affecting the business in which Crumbs Bake Shop, Inc. and Crumbs Holdings LLC and its wholly-owned subsidiaries are engaged; our ability to successfully implement new strategies; operating hazards; and competition and the loss of key personnel; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market’s continued listing standards; a lower return on investment; and the general volatility of the market prices of our securities and general economic conditions. These and other risks are discussed in detail in the periodic reports that Crumbs Bake Shop, Inc. files with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” section of its Annual Report on Form 10-K for the year ended December 31, 2012, and investors are urged to review those periodic reports and its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. Crumbs Bake Shop, Inc.’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC. We assume no obligation to update these forward-looking statements except as required by law.

Non-GAAP Information

This press release includes certain numerical measures that are or may be considered “non-GAP financial measures” under the SEC’s Regulation G. “GAAP” refers to generally accepted accounting principles in the United States. The reconciliations of such measures to the most comparable GAAP figures, in accordance with Regulation G, are included herein. Crumbs presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public, including use of Adjusted EBITDA as a financial measure, which also facilitates comparisons to our historical performance.

The Company is providing Adjusted EBITDA information, which is defined as net income of the combined company, including net income attributable to any non-controlling interest, determined in accordance with all applicable and effective GAAP pronouncements up to December 31, 2010, before interest income or expense, income taxes and any gains or losses resulting from the change in estimate relating to our tax receivable agreement, depreciation, amortization, deferred rent expense, losses or gains resulting from adjustments to the fair value of the contingent consideration, stock-based compensation expense, extraordinary or non-recurring expenses and all other extraordinary non-cash items for the applicable period as a compliment to GAAP results. Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the accompanying tables. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Investor Relations Contact:

Tom Ryan/Raphael Gross of ICR

IR@crumbs.com / 646-478-9917

Media Relations Contact:

Quinn Solomon of Crumbs

qsolomon@crumbs.com / 212-221-7105

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales	$12,350	$11,081	$24,430	$22,358

Cost of sales	5,651	4,775	11,008	9,537

Gross profit	6,699	6,306	13,422	12,821

Operating expenses
Selling expenses	542	397	1,113	686
Staff expenses	4,060	3,350	7,892	6,745
Occupancy expenses	3,302	2,427	6,177	4,793
General and administrative	1,049	838	2,022	1,629
New store expenses	271	72	391	181
Depreciation and amortization	631	467	1,190	915
Loss on sale of property and equipment	58	14	100	14

	9,913	7,565	18,885	14,963

Loss from operations	(3,214)	(1,259)	(5,463)	(2,142)

Other income (expense)
Interest expense	(75)	-	(75)	-
Interest and other income	5	10	7	18
Abandoned projects	(5)	(32)	(15)	(45)
Change in fair value of warrant liability	-	546	(109)	109

	(75)	524	(192)	82

Net loss attributable to the controlling and
non-controlling interests	(3,289)	(735)	(5,655)	(2,060)

Less: Net loss attributable to
non-controlling interest	537	296	929	182

Net loss attributable to stockholders	$(2,752)	$(439)	$(4,726)	$(1,878)

Net loss per common share, basic	$(0.23)	(0.08)	$(0.41)	(0.22)

Weighted average number of common
shares outstanding, basic and diluted	11,719	5,506	11,569	5,506

CRUMBS BAKE SHOP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2013	2012

ASSETS

Current assets
Cash	$6,573	$6,270
Trade receivables	657	259
Inventories	570	559
Prepaid rent	724	600
Other current assets	663	410

Total current assets	9,187	8,098

Property and equipment, net	17,090	13,209

Other Assets
Deferred tax asset	4,773	4,773
Restricted certificates of deposit	673	673
Intangible assets, net	298	367
Capitalized lease costs	818	440
Deposits	282	289
Debt issuance costs	909	0
Other	19	38

Total other assets	7,772	6,580

	$34,049	$27,887

LIABILITIES, MEMBERS' EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$2,775	$2,080
Payroll liabilities	337	357
Sales tax payable	251	110
Gift cards and certificates outstanding	221	234

Total current liabilities	3,584	2,781

Long-term liabilities
Deferred rent	4,374	3,791
Payable to related parties pursuant to tax receivable agreement	2,387	2,387
Warranty liability	491	381
Convertible notes payable	10,000	-

Total liabilities	20,836	9,340

Commitments and contingencies

Stockholders' equity
Preferred stock, $.0001 par value; 1,000 shares authorized;
390 shares issued and outstanding at June 30, 2012
and December 31, 2012	-	-
Common stock, $.0001 par value; 100,000 shares authorized;
7,372 shares issued, 5,777 outstanding at June 30, 2012 and
7,100 shares issued, 5,506 outstanding at December 31, 2011	1	1
Additional paid-in capital	39,440	39,117
Accumulated deficit	(14,502)	(9,776)
Treasury stock, at cost	(15,914)	(15,914)

Total Crumbs Bake Shop, Inc. stockholders' equity	9,025	13,428

Non-controlling interest	4,188	5,117

Total stockholders' equity	13,213	18,545

	$34,049	$27,885

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income (loss) attributed to the controlling
and non-controlling interest	$(3,289)	$(735)	$(5,655)	$(2,060)
Depreciation and amortization	631	467	1,190	915
Interest expense	75	-	75	-
Interest income	(4)	(2)	(4)	-
Loss on disposal of property and equipment	58	14	100	14
Abandoned projects	5	32	15	45
Deferred rent expense	230	165	431	396
Stock based compensation	172	116	323	163
Change in fair value of warrant liability	-	(546)	109	(109)
Non-recurring expenses	-	4	-	8
Adjusted EBITDA	$(2,122)	$(485)	$(3,416)	$(628)